Exhibit 5.1

One Silk Street

London EC2Y 8HQ

Telephone (44-20) 7456 2000

Facsimile (44-20) 7456 2222

Group 4 Fax (44-20) 7374 9318

DX Box Number 10 CDE

Direct Line 020 7456 3680

Direct Fax 020 7456 2222

graham.rowlands-hempel@linklaters.com

The Directors

ARM Holdings plc

110 Fulbourn Road

Cambridge

United Kingdom

CB1 9NJ

23 December 2004

Our Ref	01/145/G Rowlands-Hempel

Dear Sirs

Form S-8 of ARM Holdings plc

1	We have acted as your English legal advisers in connection with the proposed merger between ARM Holdings plc (the “Company”), Artisan Components, Inc. (“Artisan”) and Salt Acquisition Corporation, providing for the merger (the “Merger”) of Artisan with and into Salt Acquisition Corporation pursuant to Delaware law and have taken instructions solely from you.

2	This opinion is in connection with the registration under the US Securities Act 1933 as amended of shares of the Company pursuant to the registration statement on Form S-8 filed under Rule 432(b) of the Securities Act with the Securities and Exchange Commissions in connection with the conversion of options over shares in Artisan into options to acquire ordinary shares in the Company (“Options”) pursuant to the Merger. The opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and construed in accordance with English law. We have made no investigation of the laws of any jurisdiction other than England and neither express nor imply any opinion as to any other laws including, in particular, the laws of the United States of America, the laws of the State of Delaware or any other State of the United States of America or any political sub-division thereof.

3	For the purpose of this opinion, we have examined the following documents:

3.1	a certified copy of the Memorandum and Articles of Association of the Company incorporating amendments to 26 April 2004;

3.2	draft minutes of a meeting of a committee of the Board of Directors of the Company to be held on 23 December 2004; and

3.3	such other corporate records and documents as we have deemed necessary or appropriate for the purpose of this opinion.

4	In considering the above documents and in rendering this opinion we have assumed that:

4.1	in so far as any obligation falls to be performed in any jurisdiction outside England, its performance will not be illegal or ineffective by virtue of the laws of that jurisdiction;

4.2	the genuineness of all signatures on, and the authenticity and completeness of, all documents submitted to us whether as originals or copies;

4.3	the conformity to originals of all documents supplied to us as copies;

4.4	where a document has been examined by us in draft or specimen form, it will be or has been executed or issued in the form of that draft or specimen;

4.5	all material matters stated in any documents on which we have relied are and remain accurate;

4.6	no law of any jurisdiction other than England affects our conclusions;

4.7	the Memorandum and Articles of Association of the Company referred to above are currently in force;

4.8	the meeting of the committee of the board of directors of the Company referred to above will be duly convened and held on 23 December 2004, as evidenced by the minutes referred to above; at such meetings a quorum of directors was or will be present and acting throughout; the resolutions referred to in such minutes will be duly passed and will not be amended, modified or revoked and are or will be in full force and effect; and each of the directors of the Company having any interest in any of the matters discussed at such meeting will duly disclose his interest therein and will be entitled to count in the quorum of such meeting and to vote on the resolutions proposed thereat and such minutes will be a true and correct record of the proceedings therein;

4.9	the Extraordinary General Meeting of the shareholders of the Company to be held in connection with the Merger will be duly convened and held and that the resolutions, amongst other things, to approve the Merger, to increase the authorised share capital of the Company, to authorise the board of directors of the Company, pursuant to Section 80 of the Companies Act 1985, to allot relevant securities pursuant to and in connection with the transactions contemplated by the Merger, to be proposed at such meeting will be passed in the form of the resolutions contained in the notice of the extraordinary general meeting and, once passed, the relevant resolutions will not be subsequently amended or revoked prior to the effective time of the Merger; and

4.10	admission of the Ordinary Shares to the Official List and to trading on the London Stock Exchange will become effective in accordance with the Listing Rules of the UK Listing Authority and the Admission Standards of the London Stock Exchange.

5	On the basis of, and subject to, the foregoing and having regard to such considerations of English law in force at the date of this letter as we consider relevant, we are of the opinion that the ordinary shares to be issued by the Company pursuant to the Options will, when so issued, be validly issued, credited as fully paid and no further contributions in respect thereof will be required to be made to the Company by the holders of such Options, by reason of their being such holders.

6	This opinion is addressed to you solely for your benefit and solely in connection with the Form S-8. It is not to be transmitted to anyone else nor is it to be relied upon by anyone else or for any other purpose or quoted or referred to in any public document or filed with anyone without our express consent. We hereby give such consent in relation to the filing of this letter as an exhibit to the Form S-8. In giving such consents we do not admit that we come within the category of persons whose consent is required under Section 7 of the United States Securities Act of 1933, as amended.

Yours sincerely

/s/ Linklaters

Linklaters